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
                                                           EXHIBIT 12
                            FIRST DATA CORPORATION
                                COMPUTATION OF
                      RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in millions)


                                Three Months Ended    Six Months Ended
                                      June 30,            June 30,
                                ------------------  --------------------
                                  1997       1996      1997       1996
                                --------   --------  --------   --------
Earnings:
 Income before income taxes       $36.7(1)  $227.6    $249.5(2)  $399.9
 Interest expense                  30.3       25.4      55.6       51.4
 Other adjustments                 13.4       13.3      27.9       26.0
                                  -----     ------    ------     ------

Total earnings (a)                $80.4     $266.3    $333.0     $477.3
                                  =====     ======    ======     ======


Fixed charges:
 Interest expense                 $30.3      $25.4     $55.6      $51.4
 Other adjustments                 13.4       13.3      27.9       26.0
                                  -----      -----     -----      -----

Total fixed charges (b)           $43.7      $38.7     $83.5      $77.4
                                  =====      =====     =====      =====



Ratio of earnings to
  fixed charges (a (/) b)          1.84       6.88      3.99       6.17
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------------

(1) Includes a loss from business divestitures and impairment charges of $215.7 million. The pro-forma ratio of earnings to fixed charges without this loss would have been 6.78.

(2) Includes restructuring, net loss on business divestitures and impairment charges of $211.6 million. The pro-forma ratio of earnings to fixed charges without these charges would have been 6.52.

For purposes of computing the ratio of earnings to fixed charges, fixed charges consist of interest on debt, amortization of deferred financing costs and a portion of rentals determined to be representative of interest. Earnings consist of income before income taxes plus fixed charges.



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